Exhibit 10.4

NOTICE OF LONG TERM INCENTIVE PLAN TIME-VESTING OPTION AWARD CHANGES
Certain changes to time-vesting option agreements for awards granted on or after January 1, 2011 are being implemented effective January 15, 2014. The changes are generally favorable to you in that they provide for vesting of more time-vesting option awards in the event of certain terminations of employment.
The following is a more detailed summary of the changes:

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Death/Disability/Retirement/Without Cause or Good Reason (without a Change in Control) Termination Events. The changes eliminate the requirement that options be “eligible” in order for them to vest under the termination provisions. Further, unvested awards will no longer be cancelled and forfeited in the case of a retirement termination event.

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In the event an employee’s employment is terminated as a result of death, Disability or retirement, or his or her employment is terminated by the Company without Cause (not in connection with a Change in Control), or an employee terminates for Good Reason (see new definition below) (also not in connection with a Change in Control), a pro-rata portion of all unvested time-vesting Options (without regard to eligibility) shall vest consistent with the pro-rata vesting provisions contained in the existing award agreement and may be exercised for a period of time not to exceed the earlier of: six (6) months from the effective date of termination or the option expiration date specified in the award agreement.

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Notwithstanding anything in the award agreement to the contrary, the pro-rata calculation will be based on the number of days (as opposed to months) of the vesting year that have elapsed as of the day of the termination, if applicable.

◦	Any options that do not vest as of the day of termination will be cancelled and forfeited.

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Change of Control Termination Event. If, within thirty (30) days prior or twelve (12) months following completion of a Change of Control or at any time prior to a Change in Control at the request of a prospective purchaser whose proposed purchase would constitute a Change of Control upon its completion, the Company, or any of its Subsidiaries , terminates the employee’s employment without Cause or the employee terminates his or her employment with Good Reason (see new definition below), the employee will continue to be entitled to immediate full vesting of all outstanding unvested time-vesting options but without regard to eligibility.

Notice of LTIP Award Agreement Changes (Time-Vesting Option Awards)

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New “Good Reason” Definition. For purposes of applying the Good Reason termination provisions above, a new definition of Good Reason will be added to any Eligible Employee’s award agreement. Prior award agreements did not contain a definition of Good Reason.

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“Good Reason” will be as defined in the employee’s employment agreement, if any. If the employee does not have an employment agreement that defines “Good Reason,” then “Good Reason” will mean any of these events that occur without the employee’s prior written consent: (i) any reduction in employee’s then annual base salary, (ii) any failure to pay employee’s compensation when due; or (iii) relocation of employee’s primary workplace to a location that is more than fifty (50) miles from the office where the employee is then assigned to work as the employee’s principal office; (in each case “(i)” through “(iii)” only if the employee objects in writing within thirty (30) days after being informed of such condition and unless Company retracts and/or rectifies the claimed Good Reason within fifteen (15) days following Company’s receipt of timely written objection from the employee); provided, however, that a termination of employment will not be considered on account of Good Reason unless it occurs no later than fifteen (15) days following the maximum period for the Company to retract or rectify the claimed Good Reason.

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For Cause Termination Event. In the event that an employee is terminated by the Company for cause, vested time-vesting options will no longer be forfeited and cancelled as of the effective date of the termination, and may be exercised for a period of time not to exceed the earlier of: six (6) months from the effective date of termination or the option expiration date specified in the award agreement. Unvested options will continue to be cancelled and forfeited.

These changes will only be effective for time-vesting option agreements covering awards held by any current employee of the Company on January 15, 2014. These changes were approved and adopted by the Compensation and Benefits Committee in accordance with the Committee’s authority under the 2009 Stock Incentive Plan.